   Stradley Ronon Stevens & Young, LLP

Suite 2600

2005 Market Street

Philadelphia, PA 19103-7018

215.564.8000

www.stradley.com

April 17, 2026

Board of Trustees of

Franklin Templeton Variable Insurance Products Trust

One Franklin Parkway

San Mateo, CA 94403-1906

Subject: Post-Effective Amendment No. 120 to the Registration Statement on Form N-1A relating to the Franklin Gold and Precious Metals VIP Fund series of Franklin Templeton Variable Insurance Products Trust, a Delaware statutory trust

File Nos. 033-23493; 811-05583

Ladies and Gentlemen:

We have acted as counsel to Franklin Templeton Variable Insurance Products Trust, a Delaware statutory trust (the “Trust”), including its new series, Franklin Gold and Precious Metals VIP Fund (the “Series”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment No. 120 to the Registration Statement of the Trust on Form N-1A under the Securities Act of 1933 and Amendment No. 121 to such Registration Statement under the Investment Company Act of 1940 (the “Amendment”).

We have reviewed the Trust’s Amended and Restated Agreement and Declaration of Trust, Amended and Restated By-Laws, and resolutions adopted by the Trust’s Board of Trustees, and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the Delaware Statutory Trust Act and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

1. The shares of the Series will be issued in accordance with the Trust’s Amended and Restated Agreement and Declaration of Trust, Amended and Restated By-Laws (each as amended to date) and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares of the Series.

2. The Series’ shares will be issued against payment therefor as described in the Series’ then-current Prospectus and Statement of Additional Information relating thereto and that such payment will have been at least equal to the applicable offering price.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Amendment, the shares of beneficial interest, without par value, of the

Series to be issued pursuant to the Amendment will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Amendment.

Very truly yours,

Stradley Ronon Stevens & Young, LLP

By: /s/ Amy C. Fitzsimmons

Amy C. Fitzsimmons, Partner